                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-77569

            Prospectus Supplement to Prospectus dated August 3, 2000

                                 $1,670,000,000

                               MERCK & CO., INC.

                          Medium-Term Notes, Series D
                            ------------------------
                                 TERMS OF SALE

     The following terms may apply to the notes which we may sell at one or more times. The final terms for each note will be included in a pricing supplement. Subject to negotiations of the agents' commissions, if we sell notes having the full aggregate initial public offering price set forth above, Merck & Co., Inc. will receive between $1,657,475,000 and $1,667,912,500 of proceeds from the sale of the notes, after paying the agents' commissions of between $2,087,500 and $12,525,000.

      - mature 9 months or more from issue date

      - we may have a right to extend the maturity or the maturity may extend automatically unless you elect for earlier maturity

      - fixed or floating interest rate or zero-coupon or other original issue discount notes; floating interest rate may be based on one or more of:

            - commercial paper rate

            - prime rate

            - LIBOR

            - EURIBOR

            - treasury rate

            - CMT rate

            - cd rate

            - federal funds rate

            - any other rate specified by us in the pricing supplement

      - amount of principal or interest may be determined by reference to an index or formula

      - book-entry form only unless otherwise specified

      - we may have a right to redeem early and/or you may have a right to elect early repayment

      - may be amortizing notes

      - interest paid on fixed rate notes each May 1 and November 1 and at maturity, or as specified

      - interest paid on floating rate notes monthly, quarterly, semi-annually or annually

      - denominations of $1,000 and integral multiples, or as specified

      - may be denominated in a currency other than U.S. dollars or in a composite currency

      - settlement in immediately available funds

---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     We may sell the notes directly or through one or more agents or dealers, including the agents listed below. The agents are not required to sell any specific number or amount of the notes. The agents will use their reasonable efforts to sell the notes offered.
                            ------------------------

GOLDMAN, SACHS & CO.            MERRILL LYNCH & CO.            J.P. MORGAN & CO.
            MORGAN STANLEY DEAN WITTER           SALOMON SMITH BARNEY
                            ------------------------

          The date of this prospectus supplement is September 7, 2000.
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                              DESCRIPTION OF NOTES
                                  WE MAY OFFER

                       INFORMATION ABOUT OUR MEDIUM-TERM
                                  NOTE PROGRAM

     All of our Medium-Term Notes, Series D, referred to in this prospectus supplement as the "NOTES" will be a single, distinct series of debt securities issued under the indenture as described in the accompanying prospectus under "Description of Debt Securities We May Offer" on page 3. We may, however, issue notes in various amounts, at various times and on the terms we choose. The notes may differ from one another, and from other series of our debt securities, in their terms.

     This section, together with the general description of debt securities contained in the accompanying prospectus, summarizes the material terms that will apply generally to the notes as a series. Each particular note will have financial and other terms specific to it, and the specific terms of each note will be described in a pricing supplement attached to the front of this prospectus supplement. As you read this section, therefore, please remember that the specific terms of your note as described in your pricing supplement will supplement the general terms described in this section and in the accompanying prospectus. Some of the statements we make in this section and in the accompanying prospectus will not apply to your note.

     When we refer to "YOUR PRICING SUPPLEMENT", we mean the pricing supplement describing the specific terms of the note you purchase.

AMOUNTS THAT WE MAY ISSUE

     The indenture does not limit the aggregate amount of debt securities that we may issue, nor does it limit the number of series or the aggregate amount of any particular series. We have initially authorized the issuance of notes having an aggregate principal amount up to $1,670,000,000 or an equivalent amount in any other currency or currency unit. We may, however, increase or decrease this authorized amount at any time without your consent.

THIS SECTION IS ONLY A SUMMARY

     The indenture and its associated documents, including your note, contain the full legal text of the matters described in this section, the section of the accompanying prospectus entitled "Description of Debt Securities We May Offer" on page 3 and your pricing supplement. New York law governs the indenture and the notes.

     Because this section and your pricing supplement provide only a summary, they do not describe every aspect of the indenture and your note. For example, in this section and your pricing supplement, we use terms that have been given special meaning in the indenture. In this section, however, we describe the meaning of only the more important of those terms.

     Terms used in the accompanying prospectus have the same meanings when used in this prospectus supplement unless otherwise specified.

 When we define a specialized term used in this section, it appears in BOLD, ITALICIZED type surrounded by quotation marks, except as noted below in "-- Interest Rates -- Floating Rate Notes" on page S-5.

                          FEATURES COMMON TO ALL NOTES

STATED MATURITY AND MATURITY

     The day on which the principal amount of your note is scheduled to become due is called the "STATED MATURITY" of the principal and is specified in your pricing supplement. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the "MATURITY" of the principal.

     If so stated in the pricing supplement, we will have a right to extend the stated maturity at our option. If so stated in the pricing supplement, the stated maturity will automatically extend unless you elect that the principal should mature. See "-- Extendable Notes" on page S-23 and "-- Renewable Notes" on

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page S-23 for more information about these types of notes.

     We also use the terms "stated maturity" and "maturity" to refer to the dates when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of a note without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

FORM OF NOTES

     Unless the pricing supplement states otherwise, we will issue all notes in the form of global securities and The Depository Trust Company, also known as DTC, will be the depository. So long as notes are in the form of global notes, all investors in those notes will be indirect holders and you will not be able to become a direct holder of those notes except under the special circumstances described on page 5 in the accompanying prospectus under "Description of Debt Securities We May Offer -- Legal Ownership". If we do not issue your notes in the form of global notes, you may choose to hold those notes as a direct holder or to hold them in street name or through other indirect means.

CURRENCY OF NOTES

     Amounts that become due and payable on your note will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your pricing supplement.

     We call this currency, composite currency, basket of currencies or currency unit or units, a "SPECIFIED CURRENCY". The specified currency for your note will be U.S. dollars, unless your pricing supplement states otherwise. Some notes may have different specified currencies for principal and interest.

     You will have to pay for your notes by delivering the requisite amount of the specified currency to a dealer that we name in your pricing supplement, unless other arrangements have been made between you and us or you and that dealer. Unless you take action to elect otherwise and except as described below under "-- Payment Mechanics" on page S-17, we will make payments on your notes:

- in U.S. dollars on notes which are in the form of global notes or are otherwise held indirectly through DTC.

- in the specified currency on notes which are not held through DTC.

TYPES OF NOTES

     We may issue the following three types of notes:

- FIXED RATE NOTES. A note of this type will bear interest at a fixed rate described in the applicable pricing supplement. This type includes "ZERO COUPON NOTES", which bear no interest and are instead issued at a price lower than the principal amount.

- FLOATING RATE NOTES. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, we may adjust the rates by adding or subtracting a spread or multiplying by a spread multiplier. The rates may be subject to a minimum rate or a maximum rate. We describe the various interest rate formulas and these other features below under "-- Interest Rates -- Floating Rate Notes" on page S-5. If your note is a floating rate note, we will specify the formula and any adjustments that apply to the interest rate in your pricing supplement.

- INDEXED NOTES. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to a currency exchange rate, commodity price, stock price, including baskets of stocks and stock indices, or to any other index described in the applicable pricing supplement. This type includes "CURRENCY INDEXED NOTES", for which the index is determined by the change, from one date to another, in the exchange rate between the specified currency and another currency. If you are a holder of an indexed note, you may receive a principal amount at maturity that is

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  greater than or less than the face amount of your note depending upon the value of the applicable index at maturity. That value may fluctuate over time. If you purchase an indexed note, your pricing supplement will include information about the relevant index and about how amounts that are to become payable will be determined by reference to that index. Before you purchase any indexed note, you should read carefully the section entitled "Risks Relating to Indexed Notes" on page S-33 and any other risk factors which are specified in the applicable pricing supplement.

     A fixed rate note, a floating rate note or an indexed note may be an "ORIGINAL ISSUE DISCOUNT NOTE". We would issue a note of this type at a price lower than its principal amount and it would provide that, upon early redemption or acceleration of its maturity, an amount less than its principal amount will be payable.

     A note issued at a discount to its principal may be a "DISCOUNT NOTE" subject to special tax rules under U.S. federal income tax law, regardless of the amount payable upon redemption or acceleration of maturity -- that is -- whether or not the particular note is an original issue discount note under the indenture. See "United States Taxation -- United States holders -- Original Issue Discount" on page S-25 for a brief description of the U.S. federal income tax consequences of owning a discount note.

INFORMATION IN THE PRICING SUPPLEMENT

     Your pricing supplement will describe one or more of the following terms of your note:

- the stated maturity and if the stated maturity will be extended automatically or may be extended at our option;

- the specified currency or currencies for principal and any premium and interest, if not U.S. dollars;

- the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date;

- whether your note is a fixed rate note, a floating rate note or an indexed note and also whether it is an original issue discount note;

- if your note is a fixed rate note, the yearly rate at which your note will bear interest, if any, and the interest payment dates, if different from those set forth below under "-- Interest Rates -- Fixed Rate Notes" on page S-5;

- if your note is a floating rate note, the interest rate basis, which may be one of the base rates described in "-- Interest Rates -- Floating Rate Notes"
  beginning on page   ; any applicable index currency or maturity, spread or
  spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the calculation agent, all of which we describe under "-- Interest Rates -- Floating Rate Notes" beginning on page S-5;

- if your note is a discount note, the yield to maturity and, if it is an original issue discount note, the amount that would be payable if the note is redeemed prior to its stated maturity or the maturity of its principal is accelerated;

- if your note is an indexed note, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any;

- whether your note may be redeemed at our option or repaid at the holder's option prior to the stated maturity and, if so, other relevant terms such as the redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under "-- Redemption and Repayment" on page S-26;

- whether we will issue or make available your note in non-book-entry form; and

- any other terms of your note that are not inconsistent with the provisions of the indenture.

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                                 INTEREST RATES

     This subsection describes the different kinds of interest rates that may apply to your note, if it bears interest.

FIXED RATE NOTES

     Each fixed rate note, except any zero coupon note, will bear interest from its original issue date or from the most recent date to which interest on the note has been paid or made available for payment. Interest will accrue on the principal of a fixed rate note at the fixed yearly rate stated in the applicable pricing supplement, until the principal is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, interest on a fixed rate note will be payable semiannually each May 1 and November 1, which will be the interest payment dates for a fixed rate note, and at maturity. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid, or made available for payment, to but excluding the interest payment date or the date of maturity. We will compute interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity as described below under "-- Payment Mechanics" on page S-17.

FLOATING RATE NOTES
 In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated without explaining the meaning when we use the terms. These terms appear in BOLD, ITALICIZED type without quotation marks the first time they appear and we define these terms in "-- Special Rate Calculation Terms" at the end of this subsection beginning on page S-14.

 Also, please remember that the specific terms of your note as described in your pricing supplement will supplement the general terms regarding the floating rates of interest described in this subsection. Some of the statements we make in this subsection will not apply to your note.

     Each floating rate note will bear interest from its original issue date or from the most recent date to which interest on the note has been paid or made available for payment. Interest will accrue on the principal of a floating rate note at the yearly rate determined pursuant to the interest rate formula stated in the applicable pricing supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under "-- Payment Mechanics" on page S-17.

     BASE RATES. We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following "BASE RATES":

- commercial paper rate;

- prime rate;

- LIBOR;

- EURIBOR;

- treasury rate;

- CMT rate;

- CD rate; and/or

- federal funds rate.

We describe each of these base rates in further detail below in this subsection. If you purchase a floating rate note, your pricing supplement will specify the type of base rate that applies to your note.

INITIAL INTEREST RATE

     For any floating rate note, the interest rate in effect from the original issue date to the first interest reset date will be in the "INITIAL INTEREST RATE" specified in the applicable pricing supplement.

     RATE ADJUSTMENTS AND LIMITS. In some cases, we may adjust the base rate for a floating rate note:

- by adding or subtracting a specified number of basis points called the "SPREAD", with one basis point being 0.01%; or

- by multiplying by a specified percentage called the "SPREAD MULTIPLIER".

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The actual interest rate, after any adjustment, may also be subject to either or both of the following limits:

- a "MAXIMUM RATE" -- i.e., a specified upper limit that the actual rate in effect at any time may not exceed; and/or

- a "MINIMUM RATE" -- i.e., a specified lower limit that the initial rate in effect at any time may not fall below.

If you purchase a floating rate note, your pricing supplement will specify whether any of these adjustments or limits apply to your note and, if so, what they are.

     Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     The rest of this subsection describes how we will determine the interest rate and the interest payment dates, and how we will calculate interest, on a floating rate note.

     INTEREST RESET DATES. The rate of interest on a floating rate note will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually or annually. The date on which the interest rate resets and the reset rate becomes effective is called the "INTEREST RESET DATE". Except as otherwise specified in the applicable pricing supplement, the interest reset date will be as follows:

- for floating rate notes that reset daily, each MARKET DAY;

- for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

- for treasury rate notes that reset weekly, the Tuesday of each week, except as otherwise described in the last bullet under "-- Interest Determination Dates" on page S-7;

- for floating rate notes that reset monthly, the third Wednesday of each month;

- for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

- for floating rate notes that reset semiannually, the third Wednesday of each of two months of each year as specified in the applicable pricing supplement; and

- for floating rate notes that reset annually, the third Wednesday of one month of each year as specified in the applicable pricing supplement.

For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. There are several exceptions, however, to the reset provisions described above.

     For floating rate notes that reset daily or weekly, the base rate in effect for each day following the second market day prior to an interest payment date to, but excluding, the interest payment date, and for each day following the second market day prior to the maturity to, but excluding, the maturity, will be the base rate in effect on that second market day.

     If any interest reset date for a floating rate note would otherwise be a day that is not a market day, the interest reset date will be the next day that is a market day. For a LIBOR note, however, if that market day is in the next succeeding calendar month, the interest reset date will be the immediately preceding market day.

     INTEREST DETERMINATION DATES. The calculation agent will determine the interest rate that takes effect on an interest reset date by reference to a particular date called the "INTEREST DETERMINATION DATE". Except as otherwise specified in the applicable pricing supplement:

- For all floating rate notes other than LIBOR notes, EURIBOR notes and treasury rate notes, the interest determination date relating to a particular interest reset date will be the second market day before the interest reset date.

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- For LIBOR notes, the interest determination date relating to a particular interest reset date will be the second LONDON MARKET DAY preceding the interest reset date, unless the INDEX CURRENCY is pounds sterling, in which case the interest determination date will be the interest reset date. We call the interest determination date for a LIBOR note the "LIBOR INTEREST DETERMINATION DATE".

  For EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second EURO BUSINESS DAY preceding the interest reset date. We call the interest determination date for a EURIBOR note the "EURIBOR INTEREST DETERMINATION DATE".

  For treasury rate notes, the interest determination date relating to a particular interest reset date, which we call a "TREASURY INTEREST DETERMINATION DATE", will be the day of the week in which the interest reset date falls on which "TREASURY BILLS" -- i.e., direct obligations of the U.S. government -- would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week. If the auction is held on a day that would otherwise be an interest reset date, then the interest reset date will instead be the first market day following the auction date.

     INTEREST CALCULATION DATES. As described above, the calculation agent will determine the interest rate that takes effect on a particular interest reset date by reference to the corresponding interest determination date. Except for LIBOR notes and EURIBOR notes, however, the calculation agent will actually make the determination of the rate on the corresponding interest calculation date. The "INTEREST CALCULATION DATE" will be the earlier of the following:

- the tenth calendar day after the interest determination date or, if that tenth calendar day is not a market day, the next succeeding market day; and

- the market day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

     INTEREST PAYMENT DATES. The "INTEREST PAYMENT DATES" for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in the applicable pricing supplement, will be as follows:

- for floating rate notes that reset daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

- for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

- for floating rate notes that reset semiannually, the third Wednesday of the two months of each year specified in the applicable pricing supplement; or

- for floating rate notes that reset annually, the third Wednesday of the month specified in the applicable pricing supplement.

Regardless of these rules, if we originally issue a note after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date. We have defined the term "regular record date" under "-- Payment Mechanics -- Who Receives Payment?" on page S-17.

     In addition, the following special provision will apply to a floating rate note with regard to any interest payment date other than one that falls on the maturity. If the interest payment date would otherwise fall on a day that is not a market day, then the interest payment date will be the next day that is a market day. However, if the floating rate note is a LIBOR note or a EURIBOR note and the next market

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day falls in the next calendar month, then the interest payment date will be the next preceding day that is a market day. In all cases, an interest payment date that falls on the maturity will not be changed.

     CALCULATION OF INTEREST. Calculations relating to floating rate notes will be made by the "CALCULATION AGENT", an institution that we appoint as our agent for this purpose. Unless otherwise specified in your pricing supplement, U.S. Bank Trust National Association initially will be the calculation agent for all the notes. We may appoint a different institution to serve as calculation agent from time to time without your consent and without notifying you of the change.

     For each floating rate note, the calculation agent will determine, on the corresponding interest calculation or determination date, as applicable, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each "INTEREST PERIOD" -- i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be a decimal and the calculation agent will calculate it by dividing the interest rate (also expressed as a decimal) applicable to that day:

- by 360, in the case of commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes, CD rate notes and federal funds rate notes; or

- by the actual number of days in the year, in the case of treasury rate notes and CMT rate notes.

     Upon the request of the holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect -- and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

     The calculation agent will round all percentages resulting from any calculation relating to a note upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or
 .09876545) being rounded up to 9.87655% (or .0987655)). The calculation agent will round all amounts used in or resulting from any calculation relating to a floating rate note to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding unit or more being rounded upward.

     In determining the base rate that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the following subsections. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any agent named on the cover of this prospectus supplement and its affiliates.

COMMERCIAL PAPER RATE NOTES

     If you purchase a commercial paper rate note, your note will bear interest at a base rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     "COMMERCIAL PAPER RATE" means the MONEY MARKET YIELD of the rate, for the relevant interest determination date, for commercial paper having the INDEX MATURITY specified in your pricing supplement, as published in H.15(519) under the heading "Commercial Paper -- Nonfinancial". If the commercial paper rate cannot be determined as described above, the following procedures will apply:

- If the rate described above is not published in H.15(519) by 9:00 A.M., New York City

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  time, on the relevant interest calculation date, then the commercial paper rate will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15 DAILY UPDATE or any other recognized electronic source used for displaying that rate, under the heading "Commercial Paper -- Nonfinancial".

- If the rate described above is not published in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

- If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

PRIME RATE NOTES

     If you purchase a prime rate note, your note will bear interest at a base rate equal to the prime rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     "PRIME RATE" means the rate, for the relevant interest determination date, published in H.15(519) under the heading "Bank Prime Loan". If the prime rate cannot be determined as described above, the following procedures will apply:

- If the rate described above is not published in H.15(519) by 9:00 A.M., New York City time, on the relevant interest calculation date, then the prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading "Bank Prime Loan".

- If the rate described above is not published in H.15(519), H.15 daily update or another recognized electronic source by 9:00 A.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the prime rate will be the arithmetic mean of the following rates as they appear on the REUTERS SCREEN US PRIME 1 PAGE: the rate of interest publicly announced by each bank appearing on that page as that bank's prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

- If fewer than four of these rates appear on the Reuters screen US PRIME 1 page, the prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

- If fewer than three banks selected by the calculation agent are quoting as described above, the prime rate for the new interest period will be the prime rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

LIBOR NOTES

     If you purchase a LIBOR note, your note will bear interest at a base rate equal to "LIBOR", which means the London interbank offered rate for deposits in U.S. dollars or any other currency, as specified in your pricing supplement. In addition, we will adjust the applicable LIBOR base rate by the spread or spread multiplier, if any, specified in your pricing supplement. The calculation agent will determine LIBOR in the following manner:

- LIBOR will be either:

  -- the offered rate appearing on the LIBOR TELERATE PAGE; or

  -- the arithmetic mean of the offered rates appearing on the LIBOR REUTERS
     PAGE unless that page by its terms cites only one rate, in which case that rate;

  in either case, as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant index currency having the relevant index maturity beginning on the relevant interest reset date. Your pricing supplement will indicate the index currency, the index maturity and the reference page that apply to your LIBOR note. If no reference page is specified in your pricing supplement, LIBOR Telerate page will apply to your LIBOR note.

- If LIBOR Telerate page applies and the rate described above does not appear on that page, or if LIBOR Reuters page applies and fewer than two of the rates described above appears on that page or no rate appears on any page on which only one rate normally appears, then the calculation agent will determine LIBOR upon the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a REPRESENTATIVE AMOUNT. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

- If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the principal financial center for the country of the index currency, on that LIBOR interest determination date, by three major banks in that financial center selected by the calculation agent: loans of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

- If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

EURIBOR NOTES

     If you purchase a "EURIBOR note", your note will bear interest at a base rate equal to the interest rate for deposits in euros designated as "EURIBOR" and sponsored jointly by the European Banking Federation and ACI -- the Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing that rate). In addition, we will adjust the EURIBOR base rate by the spread or spread multiplier, if any, specified in your pricing supplement. The calculation agent will determine EURIBOR in the following manner:

- EURIBOR will be the offered rate for deposits in euros having the index maturity specified in your pricing supplement, beginning on the second EURO BUSINESS DAY after the relevant EURIBOR interest determination date, as that rate appears on Telerate page 248 as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

- If the rate described above does not appear on Telerate page 248, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determi-nation date, at which deposits of the following kind are offered to prime banks in the EURO-ZONE interbank market by the principal Euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

- If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euros having the relevant Index maturity, beginning on the relevant interest reset date, and in a representative amount.

- If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

TREASURY RATE NOTES

     If you purchase a treasury rate note, your note will bear interest at a base rate equal to the treasury rate, adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     "TREASURY RATE" means the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in your pricing supplement, as published in H.15(519) under the heading "U.S. Government Securities/ Treasury Bills -- Auction Average (Investment)". If the treasury rate cannot be determined in this manner, the following procedures will apply.

- If the rate described above does not appear on either page at 9:00 A.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), the treasury rate will be the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/ Treasury Bills/Auction High".

- If the rate described in the prior paragraph is not published in H.15 daily update or another recognized electronic source by 9:00 A.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and the type of treasury bill described above, as announced by the U.S. Department of the Treasury.

- If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the rate, for the relevant treasury interest determination date, for treasury bills of the kind described above, as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

- If the rate described in the prior paragraph is not published in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the treasury rate will be the rate, for the relevant treasury interest determination date and treasury bills of the kind described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government
  Securities/Treasury Bills/Secondary Market".

- If the rate described in the prior paragraph is not published in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified Index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

- If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT RATE NOTES

     If you purchase a CMT rate note, your note will bear interest at a base rate equal to the CMT rate, adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     "CMT RATE" means the following rate displayed on the DESIGNATED CMT TELERATE PAGE under the heading ". . . Treasury Constant Maturities. . . Federal Reserve Board Release H.15. . .Mondays Approximately 3:45 P.M.", under the column for the DESIGNATED CMT INDEX MATURITY:

- if the designated CMT Telerate page is Telerate page 7051, the rate for the relevant interest determination date; or

- if the designated CMT Telerate page is Telerate page 7052, the weekly or monthly average, as specified in your pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply.

- If the applicable rate described above is not displayed on the relevant designated CMT Telerate page by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the CMT rate will be the applicable treasury constant maturity rate described above -- i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable -- as published in H.15(519).

- If the applicable rate described above is not published in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the Designated CMT index maturity and with reference to the relevant interest determination date, that:

  -- is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury, and

  -- is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Telerate page and published in H.15(519).

- If the rate described in the prior paragraph is not published by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation -- or, if there is equality, one of the highest -- and the lowest quotation -- or, if there is equality, one of the lowest. "TREASURY NOTES" means direct, non-callable, fixed rate obligations of the U.S. government.

- If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in an amount of at least $100 million: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation -- or, if there is equality, one of the highest -- and the lowest quotation -- or, if there is equality, one of the lowest. If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

- If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

- If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CD RATE NOTES

     If you purchase a CD rate note, your note will bear interest at a base rate equal to the CD rate, adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     "CD RATE" means the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in your pricing supplement, as published in H.15(519) under the heading "CDs (Secondary Market)". If the CD rate cannot be determined in this manner, the following procedures will apply.

- If the rate described above is not published in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CD rate, for the relevant interest determination date, will be the rate described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "CDs (Secondary Market)".

- If the rate described above is not published in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money center banks with a remaining maturity closest to the specified index maturity, and in a denomination of $5,000,000: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the calculation agent.

- If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

FEDERAL FUNDS RATE NOTES

     If you purchase a federal funds rate note, your note will bear interest at a base rate equal to the federal funds rate, adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     "FEDERAL FUNDS RATE" means the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15(519) under the heading "Federal Funds (Effective)". If the federal funds rate cannot be determined in this manner, the following procedures will apply.

- If the rate described above is not displayed on Telerate page 120 at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the federal funds rate, for the relevant interest determination date, will be the rate described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "Federal Funds (Effective)".

- If the rate described above is not displayed on Telerate page 120 and does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the federal funds rate will be the arithmetic mean of the rates of the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

- If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

SPECIAL RATE CALCULATION TERMS

     In this subsection entitled "-- Interest Rates", we used several capitalized terms that have special meanings relevant to calculating floating interest rates without explaining the meanings. We define these terms as follows:

     "BOND EQUIVALENT YIELD" means a yield expressed as a percentage and calculated in accordance with the following formula:

                            D X N
bond equivalent yield =  -----------  X 100
                         N - (D X M)

where

- "D" means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

- "N" means 365 or 366, as the case may be; and

- "M" means the actual number of days in the applicable interest rate period.

     "BUSINESS DAY" in any relevant place of payment means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in that place generally are authorized or obligated by law or executive order to close.

     "DESIGNATED CMT INDEX MATURITY" means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security -- either 1, 2, 3, 5, 7, 10, 20 or 30 years -- specified in the applicable pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

     "DESIGNATED CMT TELERATE PAGE" means the Telerate page specified in the applicable pricing supplement that displays treasury constant maturities as reported in H.15(519). If no Telerate page is so specified, then the applicable page will be Telerate page 7052. If Telerate page 7052 applies but the applicable pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

     "EURO BUSINESS DAY" means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

     "EURO-ZONE" means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992.

     "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519)", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 DAILY UPDATE" means the daily update of H.15(519) available through the worldwide-web site of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov /releases/ H15/update, or any successor site or publication.

     "INDEX CURRENCY" means, with respect to a LIBOR note, the currency specified as such in the applicable pricing supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the applicable pricing supplement.

     "INDEX MATURITY" means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

     "LIBOR REUTERS PAGE" means the display on the Reuters Monitor Money Rates Service, or any successor service, on the page designated as "LIBOR" or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

     "LIBOR TELERATE PAGE" means Telerate page 3750 or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

     "LONDON MARKET DAY" means any day on which dealings in the relevant index currency are transacted in the London interbank market.

     "MARKET DAY" means, for any note, a day that meets all the following applicable requirements:

- for all notes, is a business day in New York City;

- if the note is a LIBOR note, is also a London market day;

- if the note has a specified currency other than U.S. dollars or euros, is also a business day in the principal financial center of the country issuing the specified currency; and

- if the note is a EURIBOR note or has a specified currency of euros, or is a LIBOR note for which the index currency is euros, is also a EURO BUSINESS DAY;

except that, if the note is a currency indexed note, market day has the different special meaning that is specified under "-- Currency Indexed Notes" on
page   .

     "MONEY MARKET YIELD" means a yield expressed as a percentage and calculated in accordance with the following formula:

                         D X 360
Money market yield =  -------------  X 100
                      360 - (D X M)

where

- "D" means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

- "M" means the actual number of days in the relevant interest period.

     "PRINCIPAL FINANCIAL CENTER" has the following meanings when referring to the following specified currencies:

- U.S. dollars -- The City of New York

- Australian dollars -- Sydney

- Deutsche marks -- Frankfurt

- Dutch guilders -- Amsterdam

- Italian lira -- Milan

- Swiss francs -- Zurich

     "REPRESENTATIVE AMOUNT" means an amount that, in the calculation agent's judgment, is representative of a single transaction in the relevant market at the relevant time.

     "REUTERS SCREEN US PRIME 1 PAGE" means the display on the "US PRIME 1" page on the Reuters Monitor Money Rates Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

     "TELERATE PAGE" means the display on the Bridge Telerate Service, or any successor service, on the page or pages specified in this prospectus supplement or the applicable pricing supplement, or any replacement page or pages on that service.

     If, when we use the terms designated CMT Telerate page, H.15 (519), H.15 daily update, Reuters screen LIBOR page, Reuters screen US PRIME 1 page, Telerate LIBOR page or Telerate page, we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

                            REDEMPTION AND REPAYMENT

     Unless otherwise indicated in your pricing supplement, your note will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay your notes. In addition, we will not be entitled to redeem your note before its stated maturity unless your pricing supplement specifies a "REDEMPTION COMMENCEMENT DATE". You will not be entitled to require us to buy your note from you, before its stated maturity, unless your pricing supplement specifies one or more "OPTIONAL REPAYMENT DATES".

     If your pricing supplement specifies a redemption commencement date, it will also specify one or more "REDEMPTION PRICES", which will be expressed as a percentage of the principal amount of your note. It may also specify one or more "REDEMPTION PERIODS" during which the redemption prices relating to a redemption of notes during those periods will apply.

     If your pricing supplement specifies a redemption commencement date, your note will be redeemable at our option at any time on or after that date. We may redeem your entire note or any portion of the principal amount which would be an authorized denomination for the note, except that any remaining unredeemed portion must be at least the minimum denomination for the note. If we redeem your note, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your note is redeemed.

     If we exercise an option to redeem any note, we will give to the trustee and the holder written notice of the principal amount of the note to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date.

     If your pricing supplement specifies an optional repayment date, your note will be repayable at your option on the specified optional repayment date at a repayment price of 100% of the principal amount being redeemed, or, if your note is an original issue discount note, at a price specified in the pricing supplement, together with interest accrued to the repayment date. You may elect repayment of your entire note or any portion of the principal amount which would be an authorized denomination for the note, except that any remaining unpaid portion must be at least the minimum denomination for your note. To obtain repayment, the holder must complete the "Option to Elect Repayment" form on the note and surrender the note at the corporate trust office of the trustee not more than 60 days nor less than 30 days before the date of repayment. Exercise of the repayment option is irrevocable.

     If a note represented by a global note is subject to repayment at the holder's option, the depository or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global note and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interest, requesting that they notify the depository to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depository before the applicable deadline for exercise.

 Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

     If the option of the holder to elect repayment as described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent applicable.

     We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

                             DENOMINATION OF NOTES

     Unless we specify differently in the pricing supplement relating to your note, the denomination of your note will be $1,000 or any integral multiple of $1,000 above that. If your note is denominated in a specified currency other than U.S. dollars, the denomination of the note will be an amount of the specified currency for such note equivalent to $1,000, using an exchange rate equal to the noon buying rate in The City of New York for cable transfers for that specified currency on the first market day immediately before the date on which we accept the offer to purchase the note, rounded down to the nearest 1,000 units of the specified currency, but not less than 1,000 units, and any integral multiple of 1,000 units of the specified currency above that.

                    WHETHER THE DEFEASANCE PROVISIONS APPLY

     The full defeasance and covenant defeasance provisions of the indenture described under "Description of Debt Securities We May Offer -- Defeasance" in the accompanying prospectus will not apply to the notes. However, we might be unable to effect either full defeasance or covenant defeasance of the notes if we choose to issue any floating rate notes, notes denominated other than in U.S. dollars or indexed notes. In addition, as described in the prospectus under "Description of Debt Securities We May Offer -- Defeasance" on page 11, we could not effect full defeasance of the notes unless there is a change in U.S. federal tax law.

                               PAYMENT MECHANICS

WHO RECEIVES PAYMENT?

     If interest is due on a note on an interest payment date, we will pay the interest to the person or entity in whose name the note is registered at the close of business on the REGULAR RECORD DATE, as described below, relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the note. If the principal or another amount besides interest is due on a note at maturity, we will pay the amount to the holder of the note against surrender of the note at a proper place of payment or, in the case of a global note, in accordance with the applicable policies of the depository.

     Unless we specify otherwise in the applicable pricing supplement, the "REGULAR RECORD DATE" relating to an interest payment date for any fixed rate note will be the April 15 or October 15 next preceding that interest payment date, and for any floating rate note will be the 15th calendar day before that interest payment date, in each case whether or not the record date is a business day in any location. For the purpose of determining the holder at the "close of business" on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

HOW WE WILL MAKE PAYMENTS DUE IN U.S. DOLLARS

     We will follow the practice described in this subsection when paying amounts due in

U.S. dollars. We will make payments of amounts due in other currencies as described in the next subsection.

     PAYMENTS ON GLOBAL NOTES AND OTHER NOTES HELD THROUGH DTC. We will make payments on a global note or other note held indirectly through the depository in accordance with the applicable policies of the depository as in effect from time to time. Under those policies, we will pay directly to the depository, or its nominee, and not to any indirect holders who own beneficial interests in the global note or other note. An indirect holder's right to receive those payments will be governed by the rules and practices of the depository and its participants, as described under "-- What is a Global Security?" on page 5 in the prospectus.

     PAYMENTS ON NOTES HELD DIRECTLY. We will make payments on directly held notes as follows. We will pay interest that is due on an interest payment date which is not the maturity for principal:

- by check mailed on the interest payment date to the holder at his or her address for payments shown on the trustee's records as of the close of business on the regular record date or

- by wire transfer of immediately available funds to an account at a bank in New York City, if you have provided wire transfer instructions to the trustee not later than the regular record date for that payment.

We will make payments of principal and any premium by wire transfer of immediately available funds to an account at a bank in New York City, on the due date, upon surrender of the note at the corporate trust office of U.S. Bank Trust National Association in the Borough of Manhattan, The City of New York. However, you will not receive payment by wire transfer on the due date unless you have provided wire transfer instructions to the trustee and surrendered your note in time for the trustee to make the payment in accordance with its normal procedures.

 Book-entry and other indirect holders should consult their banks or brokers for more information on how they will receive payments on their notes.

HOW WE WILL MAKE PAYMENTS DUE IN OTHER CURRENCIES

     We will follow the practices described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

     PAYMENTS ON GLOBAL NOTES AND OTHER NOTES HELD THROUGH DTC. We will make payments on a global note or other note held indirectly through the depository in accordance with the applicable policies of the depository as in effect from time to time. We understand that these policies, as currently in effect at DTC, are as follows:

     Unless otherwise indicated in your pricing supplement, if you are an indirect holder of global notes or other note held indirectly through DTC denominated in a specified currency other than U.S. dollars and if you elect to receive payments in a specified currency other than U.S. dollars, you must notify the participant through which your interest in the global note or other note is held of your election:

- on or before the applicable regular record date, in the case of a payment of interest, or

- on or before the 16th day prior to stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

     You may elect to receive all or only a portion of any interest, principal or premium payment in a specified currency other than U.S. dollars.

     Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to stated maturity, or on the redemption or repayment date if your note is redeemed or repaid earlier, in the case of a payment of principal or any premium.

     DTC, in turn, will notify the trustee of your election in accordance with DTC's procedures.

     If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the trustee, on or before the dates noted above, the trustee, in accordance with DTC's instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction outside the United States acceptable to us and the trustee.

     If the foregoing steps are not properly completed, you will receive payments in U.S. dollars.

     PAYMENTS ON DIRECTLY HELD NOTES. Except as described in the last paragraph under this heading, we will make payments on directly held notes in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account requested by the holder, provided the account is at a bank located in the country issuing the specified currency or is in another jurisdiction outside the United States acceptable to us and the trustee. To designate an account for wire payment, the holder must give the trustee appropriate wire instructions not later than the regular record date for the payment in question, if applicable, or the 15th day prior to maturity. In the case of principal or any premium, due on an interest payment date which is not the maturity for principal, the instructions must be given by the person or entity who is the holder on the regular record date. In the case of principal or any premium, the payment will be made only after the note is surrendered to the trustee. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

     If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee's records and will make the payment within five market days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

     Although a payment on a directly held note may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee not later than the regular record date of the payment in question, if applicable, or the 15th day prior to maturity. In the case of any interest payment due on an interest payment date which is not the maturity for principal, the request must be made by the person or entity who is the holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

 Book-entry and other indirect holders of a note with a specified currency other than U.S. dollars should contact their banks or brokers for more information about how to receive payments in the specified currency or in U.S. dollars.

     CONVERSION TO U.S. DOLLARS. When we are asked by a holder to make payments in U.S. dollars of an amount due in another currency, either on a global note or a non-global note as described above, we will determine the U.S. dollar amount the holder receives as follows. The EXCHANGE RATE AGENT described below on page S-21 will request currency bid quotations expressed in U.S. dollars from three recognized foreign exchange dealers, any of which may be an Agent or the exchange rate agent, as of 11:00 A.M., New York City time, on the second market day before the payment date. The exchange rate agent will request currency bid quotations on an aggregate basis for all holders of notes requesting U.S. dollar payments of amounts due on the same date in the same specified currency. The U.S. dollar amount the holder receives will be based on the highest acceptable currency bid quotation received by the exchange rate agent. If the exchange rate agent determines that three acceptable currency bid quotations are not available on that second market day, the payment will be made in the specified currency.

     To be acceptable, a quotation must be given as of 11:00 A.M., New York City time, on the second market day before the due date and the quoting dealer must commit to execute a contract at the quotation. If some but not all of the relevant notes are LIBOR notes or EURIBOR notes, the second preceding business day will be determined for this purpose as if none of those notes were LIBOR notes or EURIBOR notes.

     A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

     CURRENCY EXCHANGE CONTROLS. If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency is not available due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligation by making the payment in U.S. dollars on the basis of the most recently available EXCHANGE RATE.

     For a specified currency other than U.S. Dollars, the "EXCHANGE RATE" will be the noon buying rate for cable transfers in New York City for the specified currency.

     The foregoing will apply to any note, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any note or the indenture.

     If any specified currency is converted into or replaced by another currency pursuant to law having general and direct applicability in the jurisdiction which issued that specified currency (which may include European Community law), we will make any payments on notes otherwise required to be made in that specified currency in the currency into or by which that specified currency has been converted or replaced, based on the conversion or equivalency rate prescribed by law having general and direct applicability in that jurisdiction (which may include European Community law), and that specified currency will not be deemed to be unavailable to us solely by reason of that conversion or replacement.

     Similarly, if any currency is introduced in the jurisdiction issuing any specified currency on the basis of legally enforceable equivalency to that specified currency pursuant to law having general and direct applicability in that jurisdiction (which may include European Community law) in preparation for conversion of that specified currency into, or replacement of that specified currency by, that other currency, we will be entitled, at our option, to make any payments on notes otherwise required to be made in that specified currency in that other currency based on the equivalency rate prescribed by law having general and direct applicability in that jurisdiction (which may include European Community law). Making payments in accordance with this paragraph or the preceding paragraph will not, by itself, constitute a default in our obligations to make those payments. No occurrence of a currency conversion, replacement or introduction of a type described in this paragraph or the preceding paragraph involving a specified currency will, by itself, entitle us to avoid our obligations under any note or entitle us or you or any holder of a note to rescission of the purchase and sale of that note or to reformation of any of the terms of that note on the grounds of impossibility or impracticability of performance, frustration of purpose or otherwise.

     THE EURO. The euro, which may be a specified currency for some notes, is the currency that was introduced as of January 1, 1999, at the start of the third stage of European Economic and Monetary Union "EMU", pursuant to the Treaty on European Union of February 1992, which is also known as the "Maastricht Treaty". On January 1, 1999, the euro became the legal currency for the 11 member states participating in EMU. The Maastricht Treaty provides that the national currencies of these 11 member states will continue to be legal tender in their respective states during a transition period from January 1, 1999 to December 31, 2001 and for a maximum of six months thereafter, but as sub-units of the euro. The Maastricht

Treaty provides that the conversion rates for these national currencies and the euro were irrevocably fixed as of December 31, 1998.

     EXCHANGE RATE AGENT. If we issue a note in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the "EXCHANGE RATE AGENT". Unless otherwise specified in the applicable pricing supplement, U.S. Bank Trust National Association initially will be the exchange rate agent for the notes. We may change the exchange rate agent from time to time without your consent and without notifying you of the change.

     All determinations made by the exchange rate agent will be at its sole discretion unless we state in the applicable pricing supplement that any determination is subject to our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

PAYMENT WHEN OFFICES ARE CLOSED

     If any payment is due on a note on a day that is not a market day, we will make the payment on the next day that is a market day. Payments postponed to the next market day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under any note or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a market day.

                             CURRENCY INDEXED NOTES

     We may offer currency indexed notes, the principal amount of which payable at the stated maturity, or the amount of interest payable on any interest payment date, or both, is determined by the rate of exchange between the specified currency and the other currency or composite currency specified as the "INDEXED CURRENCY" in the pricing supplement.

AMOUNT OF PRINCIPAL WE WILL PAY

     Unless otherwise specified in the applicable pricing supplement, we will pay the holder of a currency indexed note a principal amount which is:

- greater than the amount designated in the pricing supplement as the "FACE AMOUNT" if, at the stated maturity, the rate at which the specified currency can be exchanged for the indexed currency is greater than the exchange rate designated in the pricing supplement as the "BASE EXCHANGE RATE"; or

- less than the face amount if, at the stated maturity, the rate at which the specified currency can be exchanged for the indexed currency is less than the base exchange rate.

However, unless otherwise specified in the pricing supplement, the maximum principal amount that could be payable at the stated maturity is twice the face amount and the minimum principal amount that could be payable is zero.

     We will express the applicable exchange rates in units of the indexed currency per one unit of the specified currency. Information on the relative historical value of the specified currency against the indexed currency, any exchange controls applicable to the specified currency or indexed currency and any additional tax consequences to holders will be set forth in the pricing supplement. For a discussion of risks generally applicable to currency indexed
notes, see "Foreign Currency Risks" on page   and "Risks Relating to Indexed
Notes" on page   .

MECHANICS FOR DETERMINATION AND PAYMENT OF PRINCIPAL AMOUNT

     Unless otherwise specified in the applicable pricing supplement, we will pay the holder of a currency indexed note on the stated maturity an amount of specified currency equal to the face amount plus or minus an amount determined by the "DETERMINATION AGENT" specified in the applicable pricing supplement. The determination agent will determine the amount by reference to the difference between the base exchange rate specified in the pricing supplement and the SPOT RATE, as defined below.

     Unless otherwise specified in the applicable pricing supplement, subject to the limitations on the principal amount set forth above under "-- Amount of Principal We Will Pay", the determination agent will use one of the following formulas to determine the principal amount of a currency indexed note payable at the stated maturity:

     If the spot rate exceeds or equals the base exchange rate, the principal amount of a currency indexed note payable at the stated maturity, which will in no event be more than twice the face amount, will equal:

FA + [FA X  (SR - BER)  ].
           ------------
                SR

In the above formula:

- "FA" means the face amount

- "BER" means the base exchange rate

- "SR" means the spot rate.

     If the base exchange rate exceeds the spot rate, the principal amount of a currency indexed note payable at the stated maturity, which will in no event be less than zero, will equal:

FA - [FA X  (BER - SR)  ].
           ------------
                SR

     The "SPOT RATE" means the rate at which the specified currency can be exchanged for the indexed currency as determined on the second EXCHANGE RATE DAY, as defined below, prior to the stated maturity of the currency indexed note by the determination agent, based upon the arithmetic mean of the open market spot offer quotations for the indexed currency (spot bid quotation for the specified currency) obtained by the determination agent from the REFERENCE DEALERS in The City of New York at 11:00 A.M., New York City time, on the second exchange rate day prior to the stated maturity, for an amount of indexed currency equal to the face amount multiplied by the base exchange rate, with the specified currency for settlement on the stated maturity.

     "REFERENCE DEALERS" means the three banks or firms specified in the applicable pricing supplement or, if any of them is unwilling or unable to provide the requested quotations, other major money center banks in The City of New York selected by us, in consultation with the determination agent, to act as reference dealer or dealers.

     If the quotations from the reference dealers are not available on the second exchange rate day prior to stated maturity due to circumstances beyond the control of us or the determination agent, the determination agent will determine the spot rate on the basis of the most recently available quotations from the reference dealers.

     Unless otherwise specified in the applicable pricing supplement, "EXCHANGE RATE DAY" means any day which is a business day in New York City and

- if the specified currency or indexed currency is the Canadian Dollar, in Toronto, Canada,

- if the specified currency or indexed currency is the Australian Dollar, in Melbourne, Australia,

- if the specified currency or indexed currency is the euro, is a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System or a successor system, is open for business, and/or

- if the specified currency or indexed currency is any other currency or composite currency other than the U.S. Dollar, in the principal financial center of the country of that currency.

     The principal amount of a currency indexed note determined by the determination agent to be payable at the stated maturity will be payable to the holders of the note in the manner set forth under "-- Payment Mechanics"
beginning on page   , unless otherwise specified in the applicable pricing
supplement. In the absence of manifest error, the determination by the determination agent of the spot rate and the principal amount of currency indexed notes payable at the stated maturity will be final and binding on us and the holders of those currency indexed notes.

     Unless otherwise specified in the applicable pricing supplement, in the event of any redemption of a currency indexed note prior to its stated maturity, the term "stated maturity," used above would refer to the redemption date of such currency indexed note.

INTEREST PAYMENTS

     Unless otherwise specified in the applicable pricing supplement, we will pay the holder of a currency indexed note interest on the face amount at the rate and times set forth in the applicable pricing supplement. Unless otherwise specified in the pricing supplement, the provisions described under "-- Payment Mechanics" on page S-17 will apply to payment of interest on currency indexed notes.

                                AMORTIZING NOTES

     We may offer notes for which payments of principal and interest are made in equal installments over the life of the notes. These notes are called amortizing notes. Unless otherwise specified in the pricing supplement, we will compute interest on an amortizing note on the basis of a 360-day year of twelve 30-day months. Payments we make on an amortizing note will be applied first to interest which is then due and payable and then to reduction of the unpaid principal amount. Further information concerning additional terms and provisions of an amortizing note will be specified in the pricing supplement, including a table setting forth the repayment schedule.

                                EXTENDABLE NOTES

     We may offer notes which give us the option to extend the stated maturity of the notes for more periods. If a note gives us this option, the pricing supplement will say so and will specify a final date beyond which we may not extend the stated maturity. The pricing supplement for notes of this type will also specify the procedures applicable to our exercise of the option to extend.

                                RENEWABLE NOTES

     We may offer notes which for which the stated maturity will automatically be extended for one or more periods, but not beyond a specified final date, unless the holder elects that the note should mature. If a note has this automatic renewal feature, the pricing supplement will say so and will specify the dates and procedures that will apply.

                             UNITED STATES TAXATION

     This summary describes the principal United States federal income tax consequences of owning notes. It applies to you only if you acquire notes as an initial purchaser and you hold your notes as capital assets for tax purposes. This summary does not apply to you if you are a member of a class of holders subject to special rules, such as:

- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax-exempt organization;

- a person that holds notes that are a hedge or that are hedged against interest rate or currency risks;

- a person that holds notes as part of a straddle or conversion transaction for tax purposes; or

- a person whose functional currency for tax purposes is not the U.S. dollar.

This summary deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable pricing supplement. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations under the Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

 Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

                             UNITED STATES HOLDERS

     This section describes the tax consequences to a United States Holder. You are a "UNITED STATES HOLDER" if you are a beneficial owner of a note and are:

- a citizen or resident of the United States;

- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to "-- United States Alien Holders" on page S-32.

PAYMENTS OF INTEREST

     Except as described below in the case of interest on a "discount note" that is not "qualified stated interest", each as defined below under "-- Original Issue Discount -- General" on page S-32, you will be taxed on any interest on your note, whether payable in U.S. dollars or a "FOREIGN CURRENCY", including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for tax purposes.

     CASH BASIS TAXPAYERS. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

     ACCRUAL BASIS TAXPAYERS. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

     If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

     When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars. However, you may not treat this ordinary income gain or loss as an adjustment to the interest income you receive.

ORIGINAL ISSUE DISCOUNT

     GENERAL. If you own a note, other than a "SHORT-TERM NOTE" with a term of one year or less, it will be treated as a "DISCOUNT NOTE" issued at an original issue discount if the amount by which the note's stated redemption price at maturity exceeds its issue price is more than a de minimis amount.

     As explained under "Description of Notes We May Offer -- Features Common to All Notes" on page S-2, a discount note, as defined here for U.S. federal tax law purposes, may or may not be considered an original issue discount note under the indenture.

     Generally, a note's "ISSUE PRICE" will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note's "STATED REDEMPTION PRICE AT MATURITY" is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is "QUALIFIED STATED INTEREST" if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note. There are special rules for VARIABLE RATE NOTES that are discussed under "-- Variable Rate Notes" on page S-28.

     In general, your note is not a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than the "DE MINIMIS AMOUNT" of 1/4 of 1% of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your note will have "DE MINIMIS ORIGINAL ISSUE DISCOUNT" if the amount of the excess is less than the de minimis amount. If your note has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under "-- Election to Treat All Interest as Original Issue Discount" on page S-28. You can determine the includible amount with respect to each such payment by multiplying the total amount of your note's de minimis original issue discount by a fraction equal to:

- the amount of the principal payment made

divided by

- the total stated principal amount of the note.

     Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of original issue discount, or "OID" that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your note. More specifically, you can calculate the amount of "ACCRUED OID" that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note. You can determine the daily portion by allocating to each day in any "ACCRUAL PERIOD" a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your note and you may vary the length of each accrual period over the term of your note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the note must occur on either the first or final day of an accrual period.

     You can determine the amount of OID allocable to an accrual period by:

- multiplying your discount note's adjusted issue price at the beginning of the accrual period by your note's yield to maturity; and then

- subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

You must determine the note's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you can determine your discount note's "ADJUSTED ISSUE PRICE" at the beginning of any accrual period by:

- adding your note's issue price and any accrued OID for each prior accrual period; and then

- subtracting any payments previously made on your note that were not qualified stated interest payments.

     If an interval between payments of qualified stated interest on your note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

     The amount of OID allocable to the final accrual period is equal to the difference between:

- the amount payable at the maturity of your note, other than any payment of qualified stated interest; and

- your note's adjusted issue price as of the beginning of the final accrual period.

     ACQUISITION PREMIUM. If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note's adjusted issue price, as determined above under "-- General" on page S-25, the excess is "ACQUISITION PREMIUM". If you do not make the election described below under "-- Election to Treat All Interest as Original Issue Discount" on page S-28, then you must reduce the daily portions of OID by an amount equal to:

- the excess of your adjusted basis in the note immediately after purchase over

  the adjusted issue price of the note

divided by:

- the excess of the sum of all amounts payable (other than qualified stated interest) on the note after the purchase date over

- the note's adjusted issue price.

     MARKET DISCOUNT. You will be treated as if you purchased your note, other than a short-term note, at a market discount, and your note will be a "MARKET DISCOUNT NOTE" if:

- you purchase your note for less than its issue price as determined above under "-- General" on page S-25; and

- the note's stated redemption price at maturity or, in the case of a discount note, the note's revised issue price, exceeds the price you paid for your note by at least 1/4 of 1% of your note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note's maturity. To determine the "REVISED ISSUE PRICE" of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

     If your note's stated redemption price at maturity or, in the case of a discount note, its revised issue price, does not exceed the price you paid for the note by 1/4 of 1% multiplied by the number of complete years to the note's maturity, the excess constitutes "DE MINIMIS MARKET DISCOUNT", and the rules discussed below are not applicable to you.

     You must treat any gain you recognize on the maturity or disposition of your market discount note as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service.

     You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election to accrue market discount using a constant-yield method, it will apply only to the note with respect to which it is made and you may not revoke it. If you own a market discount note and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

     PRE-ISSUANCE ACCRUED INTEREST. An election may be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

- a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

- the first stated interest payment on your note is to be made within one year of your note's issue date; and

- the payment will equal or exceed the amount of pre-issuance accrued interest.

     If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

     NOTES SUBJECT TO CONTINGENCIES INCLUDING OPTIONAL REDEMPTION. Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

- the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

- one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

     Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then in the case of an option or options of ours, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note and, in the case of an option or options that you hold, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note. If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you choose in accordance with the terms of your note as the principal amount payable at maturity.

     If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your note is repaid as a result of this "CHANGE IN CIRCUMSTANCES" and solely to determine the amount and accrual of OID, you must determine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note's adjusted issue price on that date.

     ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under "-- General" on page S-25, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under "-- Notes Purchased at a Premium" on page S-30, or acquisition premium.

     If you make this election for your note, then, when you apply the constant-yield method:

- the issue price of your note will equal your cost;

- the issue date of your note will be the date you acquired it; and

- no payments on your note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make it; however, if the note for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed above under "-- Market Discount" on page S-26, to include market discount in income currently over the life of all debt instruments that you currently hold or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

     VARIABLE RATE NOTES.  Your note will be a "VARIABLE RATE NOTE" if:

- your note's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

     1. .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

     2. 15 percent of the total noncontingent principal payments; and

- your note provides for stated interest, compounded or paid at least annually, only at:

     1. one or more qualified floating rates,

     2. a single fixed rate and one or more qualified floating rates,

     3. a single objective rate, or

     4. a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your note will have a variable rate that is a "QUALIFIED FLOATING RATE" if:

- variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

- the rate is equal to such a rate multiplied by either:

     1. a fixed multiple that is greater than 0.65 but not more than 1.35, or

     2. a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

- the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

  If your note provides for two or more qualified floating rates that are within
  0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the quali-fied floating rates together constitute a single qualified floating rate.

     Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are reasonably expected to significantly affect the yield on the note.

     Your note will have a variable rate that is a single "OBJECTIVE RATE" if:

- the rate is not a qualified floating rate;

- the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

- the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

     Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note's term will be either significantly less than the average value of the rate during the final half of your note's term.

     An objective rate as described above is a "QUALIFIED INVERSE FLOATING RATE" if:

- the rate is equal to a fixed rate minus a qualified floating rate; and

- the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

     Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

- the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

- the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

     Commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes, treasury rate notes, CMT rate notes, CD rate notes and federal funds rate notes generally will be treated as variable rate notes under these rules.

     In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate (or one of those rates after a fixed rate for an initial period), all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, for a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

     If your variable rate note does not provide for an initial rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

- determining a fixed rate substitute for each variable rate provided under your variable rate note;

- constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

- determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

- adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

     If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

     SHORT-TERM NOTES. In general, if you are an individual or other cash-basis United States Holder of a short-term note, you are not required to accrue OID, as specifically defined below for the purposes of this paragraph, for United States federal income tax unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the accrued OID (which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method), through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

     When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note's stated redemption price at maturity.

     FOREIGN CURRENCY DISCOUNT NOTES. If your discount note is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount note in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual-basis United States holder, as described under "-- United States Holders -- Payments of Interest" on page S-24. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

NOTES PURCHASED AT A PREMIUM

     If you purchase your note for an amount in excess of its principal amount, you may elect to treat the excess as "AMORTIZABLE BOND PREMIUM". If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable to that year, based on your note's yield to maturity. If your note is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments, the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also "-- Original Issue Dis-count -- Elect to Treat All Interest as Original Issue Discount" on page S-28.

PURCHASE, SALE AND RETIREMENT OF THE NOTES

     Your "TAX BASIS" in your note will generally be the U.S. dollar cost, as defined below, of your note, adjusted by:

- adding any OID or market discount, de minimis original issue discount and de minimis market discount; and then

- subtracting any payments on your note that are not qualified stated interest payments and any amortizable bond premium applied to reduce the interest on your note.

If you purchase your note with foreign currency, the U.S. dollar costs of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash-basis taxpayer, or an accrual-basis taxpayer if you so elect, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

     You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

- the date payment is received, if you are a cash-basis taxpayer and the notes are not traded on an established securities market, as defined in the applicable Treasury regulation;

- the date of disposition, if you are an accrual-basis taxpayer; or

- the settlement date for the sale, if you are a cash-basis taxpayer, or an accrual basis United States Holder that so elects, and the notes are traded on an established securities market, as defined in the applicable Treasury regulation.

     You will recognize capital gain or loss when you sell or retire your note, except to the extent attributable to changes in exchange rates as described in the next succeeding paragraph or to accrued but unpaid interest, described above under "-- Original Issue Discount -- Short-Term Notes" on page S-30 or
"-- Market Discount" on page S-26, or subject to the rules governing contingent payment obligations. Capital gain of a non-corporate United States holder is generally taxed at a maximum rate of 20% where the property is held for more than one year.

     You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you only take exchange gain or loss into account to the extent of the total gain or loss you realize on the transaction.

EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

     If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

INDEXED AND OTHER NOTES

     The applicable pricing supplement will discuss any special United States federal income tax rules with respect to notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate notes and with respect to renewable notes and extendable notes.

                          UNITED STATES ALIEN HOLDERS

     This section describes the tax consequences to a United States Alien Holder. You are a "UNITED STATES ALIEN HOLDER" if you are the beneficial owner of a note and are, for United States federal income tax purposes:

- a nonresident alien individual;

- a foreign corporation;

- a foreign partnership; or

- an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this section does not apply to you.

     This discussion assumes that the note is not subject to the rules of
Section 871(h)(4)(A) of the Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

- we and our paying agents will not deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of interest:

     1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Merck & Co., Inc. entitled to vote,

     2. you are not a controlled foreign corporation that is related to us through stock ownership, and

          a. you certify to us or our agent, under penalties of perjury, that you are not a United States holder and provide your name and address, or

          b. a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note certifies to us or our agent under penalties of perjury that a similar statement has been received from you by it or by a similar financial institution between it and you and furnishes the payor with a copy thereof; and

- no deduction for any United States federal withholding tax will be made if you realize any gain on the sale or exchange of your note.

Further, a note held by an individual, who at death is not a citizen or resident of the United States, will not be includible in the individual's gross estate for United States federal estate tax purposes if:

- the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Merck & Co., Inc., entitled to vote at the time of death; and

- the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

     If you receive payment after December 31, 2000, recently finalized Treasury regulations will apply. Under these "FINAL WITHHOLDING REGULATIONS", after December 31, 2000, you may use an alternative method to satisfy the certification requirement described above. Additionally, if you are a partner in a foreign partnership, after December 31, 2000, you, rather than the foreign partnership, must provide the certification described above, and the partnership must provide certain information. The Internal Revenue Service will apply a look-through rule in the case of tiered partnerships.

                             BACKUP WITHHOLDING AND
                             INFORMATION REPORTING

UNITED STATES HOLDERS

     In general, if you are a non-corporate United States holder, we are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note, the proceeds of the sale of your note before maturity within the United States, and the accrual of OID on a discount note. Additionally, backup withholding at a rate of 31% will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

UNITED STATES ALIEN HOLDERS

     You are generally exempt from backup withholding and information reporting, with respect to any payments of principal, premium or interest, including OID, made by us or a paying agent, provided that you provide the certification described above under "-- United States Alien Holders" on page S-32, and provided further that the payor does not have actual knowledge that you are a United States person. See "-- United States Alien Holders" on page S-32 for a discussion of the rules under the Final Withholding Regulations.

     In general, payment of the proceeds from the sale of notes to or through a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States alien holder, you will not be subject to information reporting and backup withholding if you certify as to your non-United States status, under penalties of perjury, or otherwise establish an exemption. Payments of the proceeds from the sale by a United States alien holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale of a note through an office outside the United States if the broker is:

- a United States person;

- a controlled foreign corporation for United States tax purposes;

- a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

- with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year:

     1. one or more of its partners are "U.S. persons", as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

     2. the foreign partnership is engaged in a United States trade or business unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. person or otherwise establishes an exemption.

                        RISKS RELATING TO INDEXED NOTES

     Indexed notes may present a high level of risk, and investors in some indexed notes may lose their entire investment. In addition, the treatment of indexed notes for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Thus, if you are an investor in indexed notes, you should be capable of independently evaluating the federal income tax consequences of purchasing an indexed note that apply in your particular circumstances. You should also read "United States Taxation" on pages S-23 to S-33 for a discussion of U.S. tax matters.

Loss of Principal or Interest

     The principal amount of an indexed note payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to a currency exchange rate, commodity price, stock price or price of a basket of stocks, a stock index or any other index described in your pricing supplement. We refer to each of these as an "index". The direction and magnitude of the change in the value of the relevant index will determine the principal amount of an indexed note payable at maturity and/or the amount of interest payable on an interest payment date. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Thus, if you purchase an indexed note, you may lose all or a portion of the principal you invest and may receive no interest on your investment.

Volatility

     Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The amount of principal or interest that can be expected to become payable on an indexed note may vary substantially from time to time. Because the amount of principal or interest payable on an indexed note is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed notes may be adversely affected by a fluctuation in the level of the relevant index.

     The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of an indexed note.

Composition and Availability of Indices

     Some indices may consist of or refer to several different currencies, commodities, securities or other financial instruments. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. An alteration may result in a decrease in the value of or return on an indexed note that is linked to the index.

     An index of this kind may become unavailable due to events such as war, natural disasters, cessation of publication of the index or a suspension or disruption of trading in any currency, commodity, security or other financial instrument on which the index is based. If an index becomes unavailable, we may delay determining the amount payable as principal or interest on an indexed note or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would produce. If we use an alternative method of valuation for a note linked to an index of this kind, the value of the note, or the rate of return on it, may be lower than it otherwise would be.

     Indexed notes may be linked to indices that are not commonly used or have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with an indexed note of this kind. In addition, trading in these indices or their underlying currencies, commodities, securities or other financial instruments may be limited, which could increase their volatility and decrease the value of the related indexed notes or the rates of returns on them.

Information About Indices

     If we issue an indexed note, we may include historical information about the relevant index in the applicable pricing supplement. Any information about indices that we may provide will be furnished as a matter of information only and you should not regard the information as indicative of the range of, or trends in fluctuations in, the relevant index that may occur in the future.

                               RISKS RELATING TO
                             FOREIGN CURRENCY NOTES

     If you intend to invest in a note the principal of which or interest on which is payable in a currency other than U.S. dollars, you should consult your own financial and legal advisors about the currency risks entailed by your investment. Notes of this kind are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

     The information in this section is directed to investors who are U.S. residents, and does not address risks for investors who are not U.S. residents. If you are not a U.S. resident, you should consult your own financial and legal advisors.

Exchange Rates and Exchange Controls

     An investment in a note with a specified currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a note payable solely in U.S. dollars. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls or other conditions by either the U.S. or foreign governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and several foreign currencies have been highly volatile, and this volatility may be expected to continue and perhaps spread to other currencies in the future.

     Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any note. Depreciation of a specified currency in which a note is denominated against the U.S. dollar could result in a decrease in the effective yield of the note and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis.

     Foreign exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar denominated notes is that their U.S. dollar-equivalent yields or payouts could be affected by governmental actions. In addition, the ability of a holder to move currency freely out of the country in which it is paid or to convert the currency at a freely determined market rate could be limited by governmental actions. There will be no adjustment or change in the terms of these notes in the event that exchange rates should become fixed or be allowed to float, in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any other applicable specified currency.

     Governments have imposed from time to time and may in the future impose exchange controls or other conditions with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a note at its maturity or on any other payment date. Even if there are no actual exchange controls or other conditions in place for a specified currency, it is possible that the currency would not be available on a day when payment in that currency is due. In that event, we will be entitled to make all payments due, including payments due at maturity or on the redemption or repayment date if the notes are redeemed or repaid earlier, in U.S. dollars, using the most recently available exchange rate, as we describe below under "Description of Notes We May Offer -- Payment Mechanics" on page S-17.

Governing Law and Judgments

     New York law will govern the notes. A judgment for money in an action based on a note denominated in a foreign currency in a federal or state court in the United States ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular note is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, for example, a state court in the State of New York rendering a judgment on a note denominated in a foreign currency would be required to render the judgment in the specified currency, and the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. That rate will likely differ from the exchange rate used under the terms that apply to the notes.

Information About Exchange Rates

     If we issue a note denominated in other than U.S. dollars, we may include in the applicable pricing supplement a currency supplement that provides information about historical exchange rates for the specified currency. Any information about exchange rates that we may provide will be furnished as a matter of information only and you should not regard the information as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     We and the agents named on the cover of this prospectus supplement have entered into a distribution agreement with respect to the notes. Subject to some conditions, the agents have agreed to use their reasonable efforts to solicit purchases of the notes. We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agents may also reject any offer to purchase notes. We will pay the agents a commission on any notes sold through the agents. Subject to negotiations, the commission will range from 0.125% to 0.750% of the principal amount of the notes, depending on the maturity of the notes.

     We may also sell notes to the agents who will purchase the notes as principal for their own accounts. Sales of this type will be made at a discount equal to the discount set forth on the cover page of this prospectus supplement if no other discount is agreed. Any notes the agents purchase as principal may be resold at the market price or at other prices determined by the agents at the time of resale. We may also sell notes directly on our own behalf. We will not pay a commission on notes we sell directly.

     The agents may resell any notes they purchase to other brokers or dealers at a discount which may include all or part of the discount the agents received from us. The agents will purchase the notes at a price equal to 100% of the principal amount less a discount. Unless otherwise stated the discount will equal the applicable commission on an agency sale of notes of the same maturity. If all the notes are not sold at the initial offering price, the agents may change the offering price and the other selling terms.

     Unless otherwise specified in the pricing supplement, notes denominated in a specified currency other than U.S. dollars or euro will not be sold in the country issuing that specified currency or to residents of that country.

     The agents, whether acting as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. We have agreed to indemnify the several agents against liabilities, including liabilities under the 1933 Act.

     The agents may sell to dealers who may resell to investors, and the agents may pay all or part of the discount or commission they receive from us to the dealers. Those dealers may be deemed to be "underwriters" within the meaning of the 1933 Act.

     The notes are a new issue of securities with no established trading market and will not be listed on a securities exchange. We cannot give you any assurance about how liquid or illiquid the trading market for the notes will be.

     We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,000,000.

     In connection with the offering of the notes, the agents may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the agents of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The agents also may impose a penalty bid. This occurs when a particular agent or a broker or dealer repays to the other agents a portion of the underwriting discount received by it because the other agents have repurchased notes sold by or for the account of that agent or broker or dealer in stabilizing or short covering transactions.

     These activities by the agents may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Each of the agents and their affiliates may engage in various transactions with us and perform various services for us in the ordinary course of business.

                               VALIDITY OF NOTES

     Kenneth C. Frazier, our Senior Vice President and General Counsel, will pass on the validity of the notes for us. Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, will pass on the validity of the notes for the agents. As of July 28, 2000, Mr. Frazier owned, directly and indirectly, 3,888 shares of our common stock and exercisable options to purchase 92,250 additional shares of our common stock. Sullivan & Cromwell has from time to time provided legal services to us. The opinions of Mr. Frazier and Sullivan & Cromwell will be based upon assumptions about future actions required to be taken in connection with the issuance and sale of each note and about other events which may affect the validity of notes but which cannot be ascertained on the date of the opinions.

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL THE DEBT SECURITIES IT DESCRIBES, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
        PROSPECTUS SUPPLEMENT
Description of Notes We May Offer....   S-2
United States Taxation...............  S-23
Risks Relating to Indexed Notes......  S-33
Risks Relating to Foreign Currency
  Notes..............................  S-34
Supplemental Plan of Distribution....  S-36
Validity of Notes....................  S-37
             PROSPECTUS
About this Prospectus................     2
Merck................................     3
Ratios of Earnings to Fixed
  Charges............................     3
Use of Proceeds......................     3
Description of Debt Securities
  We May Offer.......................     3
Plan of Distribution.................    13
Validity of Debt Securities..........    13
Experts..............................    13
Where You Can Find More Information..    14

                                 $1,670,000,000

                                MERCK & CO, INC.

                          MEDIUM-TERM NOTES, SERIES D
                            ------------------------

                                  [MERCK LOGO]
                            ------------------------

                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.
                           MORGAN STANLEY DEAN WITTER
                              SALOMON SMITH BARNEY

                               SEPTEMBER 7, 2000

                                 $1,670,000,000

[MERCK LOGO]                   MERCK & CO., INC.

                                DEBT SECURITIES

                            ------------------------

     Merck & Co., Inc. may from time to time issue up to a total of $1,670,000,000 of debt securities. The accompanying prospectus supplement will specify the terms of the securities.

     Merck & Co., Inc. may sell these securities to or through underwriters, and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                        Prospectus dated August 3, 2000.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total amount of $1,670,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with additional information described under the heading "Where You Can Find More Information" on page 14.

                                     MERCK

     We are a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products and provides pharmaceutical benefit services. We have two reportable business segments: Merck Pharmaceutical and Merck-Medco. Merck Pharmaceutical products consist of therapeutic agents, sold by prescription, for the treatment of human disorders. Merck-Medco revenues are derived from the filling and management of prescriptions and health management programs.

     Our human health products include therapeutic agents, sold by prescription, for the treatment of human disorders, as well as preventative agents. Among these are elevated cholesterol products, hypertension/heart failure products, osteoporosis products, anti-ulcerants, vaccines/biologicals, antibiotics, ophthalmologicals, a protease inhibitor for the treatment of human immunodeficiency viral infection, anti-inflammatory/analgesics and respiratory products.

     We conduct a portion of our human health products business through joint ventures with other companies, including joint ventures with Johnson & Johnson and Aventis Pasteur S.A.. We are also a limited partner in a partnership with AstraZeneca PLC.

     Through a joint venture with Aventis S.A., we also conduct an animal health and poultry genetics business. Animal health products include medicinals used to control and alleviate disease in livestock, small animals and poultry.

     Our Merck-Medco segment includes our sales of non-Merck products and our pharmaceutical benefits services, principally managed prescription drug programs and programs to help manage patient health.

     We incorporated in the State of New Jersey in 1927 and maintain our principal offices at Whitehouse Station, New Jersey. Our address is P.O. Box 100, One Merck Drive, Whitehouse Station, New Jersey 08889-0100 and our telephone number is (908) 423-1000. The terms "Merck", "we", "us" or "our" generally refer to Merck & Co., Inc. and its consolidated subsidiaries, except that only Merck & Co., Inc. legally will be the issuer of the debt securities offered under this prospectus.

                             RATIOS OF EARNINGS TO
                                 FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges for the three months ended March 31, 2000 and each of the fiscal years ended December 31, 1995 through 1999 are as follows:

                        YEARS ENDED DECEMBER 31,
THREE MONTHS ENDED  --------------------------------
  MARCH 31, 2000    1999   1998   1997   1996   1995
------------------  ----   ----   ----   ----   ----
        14           18     26     29     23     38

     For purposes of computing these ratios, earnings consist of income before income taxes, cumulative effect of accounting changes, one-third of rents, which is the amount we consider to be representative of the interest factor inherent in rents, interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. Fixed charges consist of one-third of rents, interest expense as reported in our consolidated financial statements and dividends on preferred stock of subsidiary companies.

                                USE OF PROCEEDS

     Unless otherwise indicated in the accompanying prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes, including the reduction of short-term debt. We may temporarily invest funds that we do not immediately need for these purposes in short-term marketable securities.

                         DESCRIPTION OF DEBT SECURITIES
                                  WE MAY OFFER

     As required by Federal law for all bonds and notes that are publicly offered, a document called the indenture governs the debt securities. The indenture is a contract, dated as of April 1, 1991, which we amended once and may amend further in the future, between us and U.S. Bank Trust National Association, which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described on page 12 under " -- Remedies if an Event of Default Occurs". Second, the trustee performs administrative duties for us, such as sending you interest payments, registering transfers of your debt securities to a new buyer if you sell and sending you notices.

     The indenture and its associated documents contain the full legal text of the matters described in this section. New York law governs the indenture and the debt securities. The indenture is an exhibit to our registration statement. See "Where You Can Find More Information" on page 14 for information on how to obtain a copy.

     We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes all the material terms of the debt securities that are common to all series unless otherwise indicated in the prospectus supplement relating to a particular series.

     Because this section is a summary, it does not describe every aspect of the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some of the terms used in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, we incorporate by reference those sections or defined terms here or in the prospectus supplement.

     We may issue the debt securities as original issue discount securities, which we would offer and sell at a substantial discount below their stated principal amount. (section 101) A prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. We may also issue the debt securities as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in a prospectus supplement relating to any of these types of debt securities. A prospectus supplement relating to indexed debt securities or foreign currency debt securities will also describe any additional tax consequences or other special considerations applicable to these types of debt securities.

     In addition, we will describe the material specific financial, legal and other terms particular to debt securities of each series in the prospectus supplement relating to the debt securities of that series. The prospectus supplement relating to debt securities of the series will describe the following terms of the debt securities:

- the title of the debt securities of the series;

- any limit on the total principal amount of the debt securities of the series;

- the date or dates on which the debt securities of the series will mature;

- any rate or rates, which may be fixed or variable, per annum at which the debt securities of the series will bear interest, if any, and the date or dates from which any interest will accrue;

- the date or dates on which any interest on the debt securities of the series will be payable and the regular record date or dates we will use to determine who is entitled to receive each interest payment;

- the place or places where the principal and any premium and interest will be payable;

- any period or periods within which and the price or prices at which we will have the option to redeem the debt securities of the series, and the other detailed terms and provisions of any optional redemption right;

- any obligation we will have to redeem the debt securities of the series under a sinking fund or analogous provision or to redeem your debt securities at your option and the period or periods during which, the price or prices at which and the other specific terms under which we would be obligated to redeem the debt securities of the series under any obligation of this kind;

- if other than integral multiples of $1,000, the denominations in which we will issue the debt securities of the series;

- if other than United States dollars, the currency of payment of the principal and any premium and interest on the debt securities of the series;

- any index or other special method we will use to determine the amount of principal or any premium or interest we will pay on the debt securities of the series;

- if we or you have a right to choose the currency or currency units in which payments on any of the debt securities of the series will be made, the currencies or currency units that we or you may elect, when we or you may make the election and the other specific terms of the right to make an election of this kind;

- if other than the principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon the declaration of acceleration of the maturity of the debt securities of the series;

- the applicability of the provisions described on page 11 under "-- Defeasance";

- if we will issue the debt securities of the series only in the form of global securities as described below under "-- Global Securities", the name of the depository for the debt securities of the series and the circumstances under which the trustee may terminate the global securities and register separate debt securities in the names of persons other than the depositary or its nominee if other than those circumstances described on page 6 under "-- Special Situations When a Global Security will be Terminated"; and

- any other special terms of the debt securities of the series that are not inconsistent with the provisions of the indenture.

     We will attach the prospectus supplement relating to the debt securities of the series to the front of this prospectus.

     We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that we issue any other debt securities under the indenture. Thus, we may issue any other debt securities under other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.

                                LEGAL OWNERSHIP

STREET NAME AND OTHER INDIRECT HOLDERS

     We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of debt securities. Holding in that way is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in street name, you should check with your own institution to find out:

- how it handles securities payments and notices;

- whether it imposes fees or charges;

- how it would handle voting if ever required;

- whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

- how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

DIRECT HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, i.e., those who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because we issued the debt securities in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

GLOBAL SECURITIES

     WHAT IS A GLOBAL SECURITY? A global security is a special type of indirectly held security, as described above under "-- Street Name and Other Indirect Holders". If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depository.

     Any person wishing to own a debt security included in a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depository. The prospectus supplement indicates whether we will issue your debt securities only in the form of global securities.

     SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES. The account rules of your financial institution and the rules of the depository, as well as general laws relating to securities transfers, will govern your rights as an indirect holder of a global security. We will not recognize you as a registered holder of debt securities and instead will deal only with the depository that holds the global security.

     You should be aware that if debt securities are issued only in the form of global securities:

- You cannot have debt securities registered in your own name.

- You cannot receive physical certificates for your interest in the debt securities.

- You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See " -- Street Name and Other Indirect Holders" on page 5.

- You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities as direct holders.

- The depository's policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depository's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depository in any way.

- The depository will require that you purchase or sell interests in a global security within its system using same-day funds for settlement.

     SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described later, the trustee will terminate the global security and will exchange interests in it for separate certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in the debt securities transferred to your own name, so that you will be a direct holder. We previously described the rights of street name investors and direct holders in the debt securities in the subsections entitled, " -- Street Name and Other Indirect Holders" and " -- Direct Holders" on page 5.

     The special situations for termination of a global security are:

- When the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository,

- When we notify the trustee that we wish to terminate the global security, or

- When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed on pages 12 and 13 under " -- Events of Default".

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular debt securities of the series covered by the prospectus supplement. When a global security terminates, the depository, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders. (sections 204 and
305)

 In the remainder of this description "you" means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection on page 5 entitled " -- Street Name and Other Indirect Holders".

OVERVIEW OF REMAINDER OF THIS DESCRIPTION

     The remainder of this description summarizes:

- ADDITIONAL MECHANICS relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

- Your rights under several SPECIAL SITUATIONS, such as if we merge with another company or if we want to change a term of the debt securities.

- RESTRICTIVE COVENANTS contained in the indenture which specify particular business actions that we promise not to take. Particular securities of a series may have additional restrictive covenants.

- Your rights if we DEFAULT or experience other financial difficulties.

- OUR RELATIONSHIP WITH THE TRUSTEE.

                              ADDITIONAL MECHANICS

FORM, EXCHANGE AND REGISTRATION OF TRANSFER

     We will issue the debt securities:

- only in fully registered form;

- without interest coupons; and

- unless otherwise indicated in the prospectus supplement, in denominations that are integral multiples of $1,000. (section 302)

     You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (section
305) This is called an exchange.

     You may exchange or register a transfer of debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and registering transfers of debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers. (section 305)

     You will not be required to pay a service charge to register a transfer of debt securities or to exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The security registrar will make the registration of transfer or exchange only if it is satisfied with your proof of ownership. (section 305)

     If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (section 1002)

     If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the registration of transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (section
305)

PAYMENT AND PAYING AGENTS

     We will pay interest to you on each date interest is due if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro-rate interest fairly between buyer and seller. This pro-rated interest amount is called accrued interest.

     Unless otherwise stated in the prospectus supplement, we will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. (section 1002) That office is currently located at 100 Wall Street, 16th floor, New York, New York 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

 Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called paying agents. We

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

may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular debt securities of the series. (section
1002)

NOTICES

     We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee's records. (sections 101 and 106)

     All paying agents must return to us all money paid by us that remains unclaimed two years after the amount is due to direct holders. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (section 1003)

                               SPECIAL SITUATIONS

MERGERS AND SIMILAR EVENTS

     We may consolidate or merge with another company or firm. We may also sell or lease substantially all of our assets to another firm, or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

- Where we merge out of existence or sell or lease substantially all our assets, the other firm must be a corporation, partnership or trust organized under the laws of a U.S. state or the District of Columbia or under Federal law and it must agree to be legally responsible for the debt securities.

- The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default, as described on page 12, that has occurred and not been cured. A default for this purpose would also include the occurrence of any event that would be an event of default if we received the required notice of our default or if under the indenture the default would become an event of default after existing for a specific period of time. (section 801)

- It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights, as discussed under "-- Restrictive Covenants" on pages 9 and 10. If a merger or other transaction would create any liens on any of our property we must comply with those restrictive covenants. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenants to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities on the same property that we own.

MODIFICATION AND WAIVER

     There are three types of changes we can make to the indenture and the debt securities.

     CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

- change the payment due date of any installment of the principal or any interest on a debt security stated in the debt security;

- reduce any amounts due on a debt security;

- reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

- change the place or currency of payment on a debt security;

- impair your right to sue for payment;

- reduce the percentage of debt securities the holders of which must consent to modify or amend the indenture;

- reduce the percentage of debt securities the holders of which must consent to waive compliance with certain provisions of the indenture or to waive certain defaults; and

- modify any other aspect of the provisions dealing with modification and waiver of the indenture. (section 902)

     CHANGES REQUIRING A MAJORITY VOTE. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by

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

direct holders owning a majority of the principal amount of the debt securities of the particular series affected. (section 902) Most changes fall into this category, such as if we wish to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the securities listed in the first category on page 8 under " -- Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (section 513)

     CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any vote by holders of debt securities. This type is limited to corrections and clarifications and other changes that would not adversely affect holders of the debt securities. (section 901)
     FURTHER DETAILS CONCERNING VOTING. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

- For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

- For debt securities for which the principal amount is undetermined because, for example, it is based on an index, we will use a special rule for that series of debt security that we will describe in the prospectus supplement.

- For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

     Debt securities will not be considered outstanding and therefore will not carry voting rights if we have deposited or set aside in trust for you money for their payment or redemption. (section 107) Debt securities will also not be eligible to vote if they have been fully defeased as described on page 11 under " -- Full Defeasance". (section 101)

     We may set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the indenture. (section 301) In some circumstances, the trustee may set a record date for action by direct holders.

 Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

                             RESTRICTIVE COVENANTS

 In the following description of restrictive covenants, we use several specialized terms without explaining the meaning when we use the terms. We define these terms, which appear in BOLD, ITALICIZED type without quotation marks the first time they appear, in " -- Definitions Relating to our Restrictive Covenants" at the end of this subsection on pages 10 and 11.

     RESTRICTIONS ON SECURED DEBT. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. Debt which is protected by these preferential rights is called secured debt. In the indenture, we promise that we will not incur any new secured debt that is secured by a lien on any of our PRINCIPAL DOMESTIC MANUFACTURING PROPERTIES, or on any shares of stock or debt of any of our DOMESTIC SUBSIDIARIES, unless we grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.

     We do not need to comply with this restriction if the amount of all debt that would be secured by liens on principal domestic manufacturing properties, including the new debt, the debt securities which we would so secure as described in the previous sentence, and all ATTRIBUTABLE DEBT, that results from a sale and leaseback transaction involving principal domestic manufacturing properties, is less than 10% of our CONSOLIDATED NET TANGIBLE ASSETS.

     This restriction on secured debt does not apply to debt secured by certain types of liens, and we can disregard this secured debt when we calculate

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

the limits imposed by this restriction. These types of liens are:

- liens on the property of any of our domestic subsidiaries, or on their shares of stock or debt, if those liens existed at the time the corporation became our domestic subsidiary;

- liens in favor of us or our domestic subsidiaries;

- liens in favor of U.S. governmental bodies that we granted in order to assure our payments to such bodies that we owe by law or because of a contract we entered into;

- liens on property that existed at the time we acquired the property, including property we may acquire through a merger or similar transaction, or that we granted in order to purchase the property, which are sometimes called purchase money mortgages; and

- debt secured by liens that extend, renew or replace any of these types of liens.

     We and our subsidiaries may have as much unsecured debt as we may choose. (section 1008)

     RESTRICTIONS ON SALES AND LEASEBACKS. We promise that neither we nor any of our domestic subsidiaries will enter into any sale and leaseback transaction involving a principal domestic manufacturing property, unless we comply with this restrictive covenant. A sale and leaseback transaction generally is an arrangement between us or a domestic subsidiary and a bank, insurance company or other lender or investor where we or the domestic subsidiary sell a property to a lender or investor more than 120 days after the completion of construction of the property and the beginning of its full operation and we lease the property back from the lender.

     We can comply with this restrictive covenant in either of two ways:

- First, we will be in compliance if we or our domestic subsidiary could grant a lien on the principal domestic manufacturing property in an amount equal to the attributable debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities under the restriction on secured debt described on page 9.

- Second, we can comply if we retire an amount of FUNDED DEBT, within 120 days of the transaction, equal to at least the net proceeds of the sale of the principal domestic manufacturing property that we lease in the transaction or the fair value of that property, subject to credits for voluntary retirements of debt securities and funded debt we may make, whichever is greater.

     This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between us and one of our domestic subsidiaries or between domestic subsidiaries, or that involves a lease for a period of three years or less. (section 1009)

     DEFINITIONS RELATING TO OUR RESTRICTIVE COVENANTS. Following are the meanings of the terms that are important in understanding the restrictive covenants previously described:

- "ATTRIBUTABLE DEBT" means the total net amount of rent, discounted at 1% per annum compounded semi-annually, that is required to be paid during the remaining term of any lease.

- "CONSOLIDATED NET TANGIBLE ASSETS" is the total amount of assets, less reserves and certain other permitted deductible items, after subtracting all current liabilities and all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and similar intangible assets, as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

- A "DOMESTIC SUBSIDIARY" means any of our subsidiaries which transacts substantially all of its business in the United States, has substantially all of its fixed assets located in the United States, or owns or leases principal domestic manufacturing property. However, a subsidiary whose principal business is financing our operations outside of the United States is not a domestic subsidiary. A subsidiary is a corporation in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

- "FUNDED DEBT" means all debt for borrowed money that either has a maturity of 12 months or more from the date on which the calculation of funded debt is made or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower.

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

- A "PRINCIPAL DOMESTIC MANUFACTURING PROPERTY" is any building or other structure or facility, and the land on which it sits and its associated fixtures, that we use primarily for manufacturing or processing and that is located in the United States, other than a building, structure or other facility that our board of directors has determined is not of material importance to the total business that we and our subsidiaries conduct or a building or structure which is financed by obligations issued by a U.S. governmental entity, the interest of which is excludable from gross income of the holders under provisions of the tax code.

                                   DEFEASANCE

     The following discussion of full defeasance and covenant defeasance will be applicable to your debt securities of the series only if we choose to have those provisions apply to those securities. If we do so choose, we will state that in the prospectus supplement. (section 1301)

     FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities if we put in place other arrangements for you to be repaid. This is called full defeasance. In order to achieve full defeasance, we must do the following:

- We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities any combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

- There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

- We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

     If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. (sections 1302 and 1304)

     COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

- We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities any combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

- We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

     If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

- Our promises regarding conduct of our business previously described on pages 9 and 10 under " -- Restrictive Covenants", and any other similar covenants applicable to the debt securities of the series and described in the prospectus supplement.

- The condition regarding the treatment of liens when we merge or engage in similar transactions, as described on page 8 under " -- Mergers and Similar Events".

- The events of default relating to breach of covenants and acceleration of the maturity of other debt, described below under " -- What Is an Event of Default?"

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be such a shortfall in the trust deposit. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (sections 1303 and 1304)

                          DEFAULT AND RELATED MATTERS

EQUAL RANKING WITH OUR OTHER UNSECURED CREDITORS

     The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

EVENTS OF DEFAULT

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     WHAT IS AN EVENT OF DEFAULT? The term event of default means any of the following:

- We do not pay the principal or any premium on a debt security of your series on its due date.

- We do not pay interest on a debt security of your series within 30 days of its due date.

- We do not deposit money into a separate custodial account known as sinking fund when such deposit is due, if we agreed to maintain a sinking fund for your debt securities and the other debt securities of the same series.

- We remain in breach of either of the restrictive covenants described on pages 9 and 10 under " -- Restrictive Covenants" or any other covenant or warranty in the indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series.

- We file for bankruptcy or other specific events of bankruptcy, insolvency or reorganization occur.

- Any other event of default described in the prospectus supplement occurs. (section 501)

     REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an event of default has occurred and has not been cured, the trustee or the direct holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. The direct holders of at least a majority in principal amount of the debt securities of the affected series may cancel a declaration of acceleration of maturity. (section 502)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the direct holders offer the trustee reasonable protection, called an indemnity, against expenses and liability. (section 603) If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture. (section
512)

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

- You must give the trustee written notice that an event of default has occurred and remains uncured.

- The direct holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

- The trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice.

- The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (section 507)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (section 508)

 Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

     We will furnish to the trustee every year a written statement of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (section
1004)

                       OUR RELATIONSHIP WITH THE TRUSTEE

     U.S. Bank Trust National Association is the trustee under the indenture. The trustee performs services for us in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities through agents, underwriters or dealers, or directly to one or more purchasers.

                                     AGENTS

     We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment to sell debt securities on a continuing basis.

                                  UNDERWRITERS

     If we use underwriters for a sale of debt securities, the underwriters will acquire those debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters or agents may have a right to change any initial public offering price and any discounts or concessions that they allow or re-allow or pay to dealers from time to time.

                                  DIRECT SALES

     We may also sell debt securities directly to one or more purchasers without using underwriters or agents.

     Underwriters, dealers, and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

     We do not intend to list the debt securities on a securities exchange. Any underwriters or dealers will not be obligated to make a market in the debt securities. We cannot give you any assurance about how liquid or illiquid the trading market for the debt securities will be.

                          VALIDITY OF DEBT SECURITIES

     Kenneth C. Frazier, our Senior Vice President and General Counsel, will pass upon the validity of the debt securities for us. Sullivan & Cromwell, New York, New York will pass upon the validity of the debt securities for any underwriters or agents. As of July 28, 2000, Mr. Frazier owned, directly and indirectly, 3,888 shares of our common stock and exercisable options to purchase 92,250 additional shares of our common stock. Sullivan & Cromwell has from time to time provided legal services to us.

                                    EXPERTS

     Arthur Andersen LLP, our independent public accountants, audited our consolidated financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended

December 31, 1999, which appear in our annual report on Form 10-K, for the fiscal year ended December 31, 1999, as indicated in their reports. We incorporate those consolidated financial statements in this prospectus, and we do so in reliance upon the reports of Arthur Andersen LLP and upon the authority of them as experts in auditing and accounting.

                               WHERE YOU CAN FIND
                                MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of investors and is not intended to be an active link. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at
1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference:

     - our annual report on Form 10-K for the year ended December 31, 1999, file number 1-3305;

     - our amended annual report on Form 10-K/A for the year ended December 31, 1999, file number 1-3305;

     - our quarterly report on Form 10-Q for the quarter ended March 31, 2000, file number 1-3305; and

     - any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     Corporate Secretary
     Merck & Co., Inc.
     One Merck Drive
     Whitehouse Station, New Jersey 08889-0100
     (908) 423-1000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

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